Exhibit 10.1

PURCHASE AND SALE AGREEMENT

        THIS AGREEMENT, dated _________, 2007, is between Arena Resources, Inc. (herein referred to as “Buyer”) whose address is 6555 S. Lewis, Tulsa, Oklahoma 74136, and Phoenix PetroCorp, Inc. whose address is 15700 Custer Trail, Frisco, Texas 75035, (herein referred to as Seller).

Recitations

        1.   Seller represents that it is the owner of the entire (100%) working interest in the leases and lands in the South Fuhrman Mascho Unit, University Consolidated IX Queen Sand Unit and certain undeveloped leasehold in Andrews County, Texas which is further described in the attached Exhibit A.

        2.   For the purposes of this Agreement, the leases and all lands and depths covered hereby are hereinafter collectively referred to as “Leases;” and

        3.   Seller desires to sell and convey and Buyer desires to purchase and pay for the Leases upon the terms and conditions hereinafter provided for in this Agreement.

        IN CONSIDERATION of the above recitals and to the benefits to be derived by each of the parties to this Agreement, it is hereby agreed as follows:

Agreement

        1.  Sale and Purchase: Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Leases, subject to the terms and conditions of this Agreement.

        2.  Purchase Price: The total purchase price to be paid for the Leases shall be the sum of Forty-Nine Million Dollars ($49,000,000.00) (the “Purchase Price”).

        3.  Due Diligence: On or before November 28, 2007 (the “Notice Date”) Buyer shall have determined to any extent it believes necessary that the number of net leasehold acres, working interest and net revenue interest as shown on Exhibit “A” is correct. Similarly, Buyer shall be allowed to physically inspect the property to ensure the operation is in compliance with applicable State and Federal regulations. Specifically excepted from the foregoing are the two injection wellbores in the University Consolidated IX Unit in which Seller has advised Buyer are not in compliance due failure to pass a recent mechanical integrity test. If such due diligence work or other information or data shall reflect the existence of encumbrances, encroachments, defects in or objection to title to which Buyer does not waive or the physical inspection identifies issues of noncompliance (all of which are herein called “Environmental or Title Defects”), written defects shall be so specified. Seller shall have the optional right, but not the obligation, to advise Buyer in writing on or before three (3) days following the Notice Date, as to which of the Environmental or Title Defects, if any, that Seller is willing to use reasonable efforts to cure (the “Approved Environmental or Title Defects”). Buyer shall then have the optional rights to either (i) terminate this Agreement without further liability of either party to the other by providing written notice to Seller to that effect on or before the Notice Date, or (ii) elect to close this transaction based upon Seller’s reasonable efforts to cure the Approved Title Defects, or (iii) extend the Closing upon the mutual agreement of Seller and Buyer. Failure of Buyer to timely notify Seller with regard to terminating this Agreement as provided in this paragraph shall be deemed an election of option (ii) above.

        4.  Seller’s Representations: Seller represents and agrees to and with Buyer that:

               (a)   As of the Closing, the Leases are in full force and effect, and Seller has or will have as of the Closing fully complied with all of the terms and provisions thereof which it is obligated to perform for all periods up to the Closing. Seller shall own or otherwise have the right to assign and convey or cause to be assigned and conveyed the Leases, all of which shall be free and clear of any liens and encumbrances and provide for a 100% working interest and a net revenue interest of not less than set out on Exhibit “A”.

               (b)   There is no litigation or government investigation or proceeding pending or, to the knowledge of Seller, threatened affecting the Leases or which would have the effect of restraining or prohibiting any of the transactions contemplated by this Agreement.

               (c)   This Agreement constitutes the valid and binding agreement of Seller in accordance with its terms, and all instruments required hereunder to be executed by Seller at the Closing shall constitute valid and binding agreements of Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Seller;

               (d)   This Agreement has been duly executed and delivered by Seller and all instruments required hereunder to be delivered by each party at the Closing shall be duly executed and delivered by Seller;

               (e)   Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Buyer shall have any responsibility whatsoever; and

               (f)   Seller shall not enter into any new agreements or commitments or incur, or agree to incur, any contractual obligation or liability (absolute or contingent) affecting or relating to any of the Leases which extend beyond the Closing except in connection with the consummation of the transactions contemplated in this Agreement.

        5.  Buyer’s Representations: Buyer represents, warrants and agrees to and with Seller that:

               (a)   This Agreement constitutes the valid and binding agreement of Buyer in accordance with its terms, and all instruments required hereunder to be executed by Buyer at the closing shall constitute valid and binding agreements of Buyer in accordance with their terms. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, if necessary, on the part of the Buyer;

               (b)   Buyer has good right and lawful authority to purchase and pay for the Leases as contemplated by this Agreement;

               (c)   This Agreement has been duly executed and delivered by Buyer and all instruments required hereunder to be delivered by Buyer at the Closing shall be duly executed and delivered by Buyer, and all requisite corporate and shareholder action, if necessary, will be taken prior to the Closing; and

               (d)   Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction, for which Seller shall have any responsibility whatsoever.

        6.  Seller’s Conditions of Closing: The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

               (a)   All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing and Buyer shall have performed and satisfied all obligations required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

               (b)   Should the above conditions not be completed to Seller’s satisfaction as of the Closing, Seller may terminate this Agreement without further liability to either Seller or Buyer.

        7.  Buyer’s Conditions of Closing: The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

               (a)   All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing and Seller shall have performed and satisfied all obligations required by this Agreement to be performed and satisfied by Seller at or prior to the Closing; and

               (b)   Buyer shall be satisfied in its sole and absolute discretion as to the condition of Seller’s title to the Leases and regulatory compliance of operations;

               (c)   Should the above conditions not be completed to Buyer’s satisfaction as of the Closing, Buyer shall have the option, as its sole remedy, to terminate this Agreement without further liability to either Buyer or Seller.

        8.  Closing: Unless extended pursuant to the terms of this Agreement, the closing of this transaction shall be held on or before December 10, 2007, or at such a date or place as the parties agree upon in writing (the “Closing”). To the extent closing occurs after the Effective Time, it is understood between Buyer and Seller that Buyer shall have overall management and supervisory authority in regard to operations on the Leases during the interim period. At the Closing the following shall occur:

               (a)   Seller shall execute, acknowledge (where applicable) and deliver to Buyer, or cause to be executed, acknowledged (where applicable) and delivered to Buyer, an Assignment in the form attached as Exhibit B, effective as of December 1, 2007 at 7:00 a.m. (the “Effective Time”), and transferring Seller’s right, title and interest in the Leases from Seller to Buyer as shown on Exhibit “A”; Seller shall provide federal or other government lease forms, as applicable, at closing and shall thereby assign the full beneficial interest in such federal leases as shown on Exhibit “A”; and

               (b)   Buyer shall deliver to Seller the Purchase Price in the form of a check or wire transfer as instructed by Seller.

               (c)   At the Closing and thereafter as may be necessary, the parties hereto shall, without further consideration, execute, acknowledge and deliver such other instruments and shall take such other action as may be necessary to carry out their obligations under this Agreement.

        9.  Allocation of Liability:

               (a)   On and after the Closing, Buyer shall be entitled to all amounts realized from, produced and accruing to the Leases subsequent to the Effective Time and shall be responsible for any and all liability, liens, demands, third-party claims, fees, costs, judgments, environmental damage, contract or lease breach or default, taxes and other charges (collectively “Liabilities”) arising out of, relating, or attributable to, the development, and operation of the Leases subsequent to the Effective Time.

               (b)   Seller shall be entitled to all amounts realized from and accruing to the Leases prior to the Effective Time to include oil in the tanks above the pipeline connection at the Effective Time and shall be responsible for any and all Liabilities arising out of, relating, or attributable to Seller’s development or operation of the Leases prior to the Effective Time. Seller shall remain responsible for all claims relating to the drilling, operating, production and sale of hydrocarbons from the Leases and the proper accounting and payment to parties for their interest and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to Seller’s interest in periods of time prior to the Effective Time.

        10.  Miscellaneous:

               (a)  Governing Law. This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.

               (b)  Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

               (c)  Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               (d)  Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

               (e)  Assignment. Prior to the Closing, no party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, and any assignment made without such consent shall be void ab initio. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns.

               (f)  Notices. Any notice permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing the same in the mail, addressed to the part to be notified, postage pre-paid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

Seller’s Mailing Address:

Phoenix PetroCorp, Inc. 15700 Custer Trail Frisco, Texas 75035

Buyer’s Mailing Address:

Arena Resources, Inc. 6555 S. Lewis Tulsa, Oklahoma 74136

Each party shall have the right, upon giving ten (10) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

               (g)  Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction.

               (h)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

        11.  Tax Deferred Exchange. Either or both Buyer and Seller may, at or before the Closing, elect to effect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

               (a)   In the event Seller makes such an election prior to the Closing, Seller may elect by notice to the Buyer delivered on or before the Closing Date to have the Purchase Price paid to a qualified intermediary until the Seller has designated the Exchange Property. The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 103(a)(3) of the Internal Revenue Code, and shall thereupon be conveyed to Seller. In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller.

               (b)   In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Seller delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

               (c)   The rights and responsibilities of Seller, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Internal Revenue Code subject, however, to the limitations on costs and liabilities of Buyer and Seller set forth below. If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets. If Buyer makes a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement. Any such tax deferred exchange election by either party shall not affect the duties, rights or obligations of the parties except as expressly set forth in this Section 10.

               (d)   Should either Seller or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing party’s sole responsibility and liability to the electing party shall be to take such actions as are required by subsections (a), (b) or (c) above and such non-electing party shall have no other responsibility or liability whatsoever to the electing party; and the electing party shall release, indemnify, defend and hold harmless the non-electing party from any responsibility or liability related to such election except for such actions as may be required by subsections (a), (b) or (c) above.

        12.  Counterparts and Facsimile Signatures. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. In addition, Seller and Buyer agree that facsimile signatures shall be legally binding and shall be accepted as having the same force and effect as manual signatures.

        EXECUTED as of the respective acknowledgment dates of the signatory parties; effective as of the date first mentioned.

BUYER: Arena Resources, Inc. By:___________________________ Phillip W. Terry, President	SELLER: Phoenix PetroCorp, Inc. By: ________________________ Title: _________________

ACKNOWLEDGEMENTS

STATE OF OKLAHOMA	)
)
COUNTY OF TULSA	)

        This instrument was acknowledged before me on this _____ day of __________, 2007, by Phillip W. Terry, President of Arena Resources, Inc., a Nevada corporation, on behalf of said corporation.

Notary Public, State of Oklahoma

My commission expires: ___________

STATE OF TEXAS	)
)
COUNTY OF _________	)

This instrument was acknowledged before me this ____ day of ___________, 2007, by _________________, as _______________ of Phoenix PetroCorp, Inc. a Texas corporation, on behalf of said corporation.

Notary Public, State of Texas

My commission expires: _____________